Exhibit 19

Frequency Electronics, Inc.

Insider Trading Policy

Amended on February 10, 2025

In the course of performing your duties for Frequency Electronics, Inc. (the “Company,” “we” or “us”), you may, at times, have important information about us or another company that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing material nonpublic information to others who may trade on the basis of that information.

This Insider Trading Policy is designed to help you understand the securities laws relating to insider trading and describes certain prohibited transactions in securities of the Company and, in certain cases, the securities of other companies. Although this policy is intended to promote compliance with the securities laws, you are ultimately responsible for ensuring that you do not violate federal or state securities laws, or this policy. Violation of the securities laws can result in significant civil and criminal penalties (including fines and jail) and other liabilities. In addition, persons who violate this policy will be subject to appropriate disciplinary action by the Company, up to and including dismissal.

Please read this policy carefully. You will be required to certify to us that you have read and understand, and agree to comply with, this policy by signing and returning to us the certification that is attached as Appendix 1. If you have any questions about this policy or its application to any proposed transaction, please contact the Company’s Chief Financial Officer, who can be reached by telephone at 516-794-4500 or in person at 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553.

General Insider Trading Policy

Persons Subject to the Policy

This policy applies to all directors, officers and employees of the Company, as well as their respective family members and trusts, corporations and other entities controlled by any of such persons. The Company also may determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information.

Transactions Subject to the Policy

This policy applies to all transactions in the Company’s securities, including the purchase, sale, gift or other disposition, acquisition or transfer (“trade”) of common stock, options and any other securities that the Company may issue, including but not limited to preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Trading Restrictions and Guidelines

1.	No Transactions While in Possession of Material Nonpublic Information

Statement of Policy

It is the policy of the Company that a director, officer or employee of the Company (or any other person designated by this policy) who is aware of material nonpublic information (defined below under the heading “Definition of Material Nonpublic Information”) relating to the Company may not, directly or indirectly through family members or other persons or entities:

●	Trade in any Company security, whether or not issued by the Company, except as otherwise specified in this policy under the heading “Exceptions to Trading Restrictions”;

●	Recommend trading in any Company security;

●	Disclose material nonpublic information about the Company to persons outside of the Company, including but not limited to family, friends, business associates, investors and consulting firms (“tip”), without the Company’s authorization;

●	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have access to that information; or

●	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that a director, officer or employee of the Company (or any other person designed by this policy) who, in the course of working for the Company, learns of material nonpublic information about a company, including a customer or supplier of the Company, may not trade or recommend trading in that company’s securities or communicate that information to, or tip, any other person, or otherwise disclose such information, until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this policy. The securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase, sale or other trade of securities) while in possession of information that you have reason to believe is material and nonpublic.

Definition of Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to trade or hold the securities of a company. In other words, any information that reasonably could be expected to affect the price of the stock to which it relates is “material” information. This can be positive or negative information.

While it is impossible to provide a complete list of categories of material information, some examples of information that could be “material” are listed below:

●	Earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;

●	Proposed increases or decreases in dividends;

●	Significant write-offs, write-downs in assets or significant increases in reserves;

●	New product releases;

●	Changes in management;

●	Proposals, plans, negotiations or agreements, even if preliminary in nature, involving significant corporate transactions or reorganizations;

●	Gain or loss of a significant customer, supplier or contract;

●	Public offerings of securities;

●	Significant breaches of our information technology systems or other events impacting our cybersecurity;

●	Large financings;

●	Bankruptcy, corporate restructuring or receivership;

●	Employee restructuring or layoffs; and

●	Significant litigation.

It is important to remember that materiality will be evaluated by enforcement authorities and the courts with the benefit of hindsight. When in doubt about whether particular nonpublic information is material, you should either (i) consult with the Chief Financial Officer before making any decision to disclose such information or trade in or recommend securities to which that information relates or (ii) assume that the information is material and treat it accordingly.

Information is considered “nonpublic” if it has not been disclosed generally to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes “public” when it has been widely disseminated to the public through appropriate channels, such as a Company press release or a Company filing with the SEC, and the investing public has had an opportunity to absorb the information.

For purposes of this policy, information is not considered “public” until after the close of business on the day the information is publicly disclosed. For example, if the Company makes a public announcement on a Monday, you should not trade in Company securities until Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Note that rumors, speculation or statements attributed to unidentified sources are insufficient to be considered widely disseminated, even when the information is accurate.

As with questions of materiality, when in doubt about whether information is considered public, you should either consult with the Chief Financial Officer or assume that the information is nonpublic, and treat it as confidential.

2.	Additional Prohibited and Restricted Transactions

The Company has determined that certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, it is the policy of the Company that all directors and officers of the Company (and any other person designated by this policy) may not engage in any of the following transactions involving the Company’s securities at any time, even if you are not aware of material nonpublic information:

●	Short-Term Trading. Short-term trading of the Company’s securities may focus an individual’s attention on short-term stock market performance at the expense of the Company’s long-term business objectives. For these reasons, directors and officers of the Company who purchase (or sell) the Company’s securities in the open market may not sell (or purchase) any of the Company’s securities of the same class during the six months following the transaction.

●	Short Sales. “Short” sales of securities are transactions where you borrow stock, sell it and then buy stock at a later date to replace the borrowed shares. Short sales may evidence an expectation on the part of the seller that the securities will decline in value and, therefore, may signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by directors and officers of the Company. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits directors and officers from engaging in short sales.

●	Options Trading. A put is an option or right to sell a specific stock at a specific price before a set date and generally is purchased when a person believes that the price of a stock will fall. A call is an option or right to buy a specific stock at a specific price before a set date and generally is purchased when a person believes that the price of a stock will rise. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material nonpublic information and may focus that person’s attention on the short-term performance of the Company at the expense of the Company’s long-term objectives. For these reasons, any transactions in put options, call options or other derivative securities based on the Company’s securities are prohibited by directors and officers of the Company.

●	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors and officers of the Company are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

●	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit continued ownership of the Company’s securities without the full risks and rewards of ownership. When that occurs, the person entering into this type of transaction may no longer have the same objectives as the Company’s other shareholders. For these reasons, directors and officers of the Company are prohibited from engaging in such transactions.

●	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker and, as a result, the broker could execute a transaction when a person is in possession of material nonpublic information. The Company, therefore, prohibits directors and officers of the Company from placing standing or limit orders on the Company’s securities.

3.	Transactions by Family Members and Controlled Entities

The same restrictions that apply to you also apply to your family members and other persons living in your household and to your family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities. For the purposes of this policy and applicable securities laws, you are responsible for the transactions of these other persons, and these transactions should be treated as if they were for your own account.

This policy also applies to any entity that you influence or control, including any corporations, partnerships or trusts. For purposes of this policy and applicable securities laws, you are responsible for the transactions of these controlled entities, and these transactions should be treated as if they were for your own account.

Exceptions to Trading Restrictions

The trading restrictions of this policy do not apply to the following transactions:

●	401(k) Plan. This policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (1) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (3) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

●	Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

●	Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of stock.

●	No Change in Beneficial Ownership. This policy does not apply to transfers of Company securities that do not involve a change in the beneficial ownership of the Company securities (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime or to your account at another financial institution).

●	Rule 105-1 Plan. This policy does not apply to transactions pursuant to a trading plan that complies with Rule 10b5-1 and which has been pre-approved by the Company. See the “Rule 10b5-1 Plans” section below.

Safeguarding Confidential Information

You should treat all sensitive nonpublic information about the Company (or any other company) as confidential and proprietary to that company. You should not disclose such information to others (such as family members, relatives, business or social acquaintances) who do not have a legitimate need for such information in connection with the Company’s business. You must treat all such information carefully and avoid inadvertent or indirect disclosure of it. Even within the Company, confidential information should be distributed to or discussed with others only on a need-to-know basis, and those people should be told that the information is confidential. Be careful that your conversations are not overheard on elevators, airplanes or other public places; do not leave confidential documents on conference tables, desks or otherwise unguarded; and take whatever steps are reasonably necessary to keep confidential information from being disclosed. This prohibition also applies to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless you are expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the Chief Financial Officer at the Company.

Additional Trading Restrictions

The Company has established additional trading restrictions on transactions in the Company’s securities to reduce the risk of securities law violations and to avoid the appearance of impropriety.

Additional Trading Restrictions and Guidelines

1.	Blackout Periods

Quarterly Blackout Periods

Trading in the Company’s securities by directors, officers and individuals designed by the Chief Executive Officer and notified by the Chief Financial Officer (“Restricted Persons”) is prohibited during any blackout period beginning at the close of the market on the last day of each fiscal quarter and ending at the close of business on the day after the public release of the Company’s earnings results for that quarter. However, even during a trading window, you may not trade while aware of material nonpublic information.

Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or other individuals, such as the negotiation of mergers, acquisitions or dispositions, the investigation and assessment of cybersecurity incidents or new product developments. In these instances, the Company may impose special blackout periods during which certain persons designated by the Chief Executive Officer are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, the Chief Financial Officer will notify the persons affected. The existence of an event-specific blackout period will not be announced to the Company as a whole and should not be communicated to any other person.

2.	Pre-Clearance of Trades

Restricted Persons must obtain pre-approval for all transactions in Company securities (other than transactions pursuant to a Company approved Rule 10b5-1 plan). Restricted Persons must submit a request for pre-clearance to the Chief Financial Officer at least two business days in advance of any proposed transaction involving Company securities by completing the “Request for Approval” form that is attached as Appendix 2. Approval must be in writing, dated and signed, specifying the securities involved. Approval for transactions involving the Company’s securities will generally be granted only during a trading window and the transaction may only be performed during the trading window in which the approval was granted and in any event within two business days from the date of approval. Unless notified otherwise by the Company, directors and officers must comply with these pre-clearance requirements for six months after the termination of their status as a director or officer.

3.	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5, the general antifraud statute under the federal securities laws. In order to be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets the requirements specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be traded without regard to certain insider trading restrictions.

Rule 10b5-1 Plans can be useful, and the Company does not want to impede your ability to engage in lawful transactions involving Company securities. However, an inadequate plan can create problems for both the person adopting the plan and for the Company, as it can lead to possible violations of the insider trading laws by a person who thinks he or she is protected by such a plan. Accordingly, to comply with the policy, a Rule 10b5-1 Plan must be pre-approved by the Chief Financial Officer. If you already have a Rule 10b5-1 Plan in place, please notify the Chief Financial Officer. If you want to adopt such a plan in the future, please notify the Chief Financial Officer so that we can assist you in ensuring that your plan complies with the Company’s policy and meets the requirements of Rule 10b5-1.